As filed with the Securities and Exchange Commission on October 23, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Wave Systems Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3477246 (I.R.S. Employer Identification Number)

480 Pleasant Street
Lee, Massachusetts 01238
(413) 243-1600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
William M. Solms
President and Chief Executive Officer
Wave Systems Corp.
480 Pleasant Street
Lee, Massachusetts 01238
(413) 243-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications to:
Neil W. Townsend, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-0699
212-728-8000
Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Class A Common Stock, $.01 par value	13,154,286	$0.15	$1,973,142.90	$(198.70200)

(1)
The registrant is hereby registering the sale by certain selling stockholders of up to (a) 11,929,286 shares of its Class A Common Stock issuable upon full conversion (a “Conversion”) of the registrant’s Convertible Bridge Instrument in aggregate principal amount of $490,000 (the “Bridge Instrument”) and (b) 1,225,000 shares of its Class A common stock issuable upon exercise of warrants granted to such selling stockholders pursuant to a Convertible Bridge Instrument and Warrant Subscription Agreement, dated as of September 23, 2015 (the “Instrument and Warrant Agreement”). The number of shares of Class A Common Stock registered by the registrant pursuant to clause (a) above is based on the registrant’s requirement under the Instrument and Warrant Agreement terms to register the maximum number of shares of Class A Common Stock that may be issued by the registrant upon a Conversion without prior stockholder approval (taking into account potential adjustments to the conversion rate) which is 19.9% of our issued and outstanding common stock prior to the execution of the Instrument and Warrant Agreement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of Class A common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimate solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The offering price and registration fee are computed using $0.15, the average of the high and low prices of the registrant’s Class A common stock, as reported by the New York Stock Exchange on October 21 , 2015.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 23, 2015
PROSPECTUS

WAVE SYSTEMS CORP.

480 Pleasant Street
Lee, Massachusetts 01238
(413) 243-1600

13,154,286 Shares
Class A Common Stock

The selling stockholders identified in this prospectus may sell, from time to time, up to (a) 11,929,286 shares of its Class A Common Stock issuable upon full conversion (a “Conversion”) of the registrant’s Convertible Bridge Instrument in aggregate principal amount of $490,000 (the “Bridge Instrument”) and (b) 1,225,000 shares of its Class A common stock issuable upon exercise of warrants granted to such selling stockholders pursuant to a Convertible Bridge Instrument and Warrant Subscription Agreement, dated as of September 23, 2015 (the “Instrument and Warrant Agreement”). The number of shares of Class A Common Stock registered by the registrant pursuant to clause (a) above is based on the registrant’s requirement under the Instrument and Warrant Agreement terms to register the maximum number of shares of Class A Common Stock that may be issued by the registrant upon a Conversion without prior stockholder approval (taking into account potential adjustments to the conversion rate) which is 19.9% of our issued and outstanding common stock prior to the execution of the Instrument and Warrant Agreement. You should read this prospectus, as well as any documents incorporated by reference in this prospectus, carefully before you invest.
The selling stockholders may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”
We will not receive any proceeds from the sale of these shares of Class A common stock by the selling stockholders.
Wave’s Class A common stock is traded on the Nasdaq Capital Market under the symbol “WAVX.” The last reported sale price of our Class A common stock on the Nasdaq Capital Market on October 21, 2015 was $0.1491 per share.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                               , 2015.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is current as of the date of this prospectus even though this prospectus may be delivered or securities may be sold under this prospectus on a later date. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted.
ABOUT THIS PROSPECTUS
It is important for you to consider the information contained in this prospectus together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from a current report on Form 8-K that we file with the SEC, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
Unless the context requires otherwise or unless otherwise noted, all references to “Wave” are to Wave Systems Corp. and all references to “we” or “our” are to Wave Systems Corp. and its subsidiaries.

(i)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
Certain statements contained or incorporated by reference in this prospectus, the documents we have filed with the SEC that are incorporated herein by reference, and any free writing prospects that we have authorized for use in connection with this offering contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and releases issued by the SEC and within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, from time to time we may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and other aspects of our present and future business operations and similar matters that also constitute such forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. You can generally identify forward-looking statements as statements containing the words “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “plan,” and other similar expressions or the negatives of these terms. You should be aware that the matters described in our forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategies;

•	market trends and risks;

•	assumptions regarding economic conditions;

•	circumstances affecting anticipated revenues and costs; and

•	legislative, regulatory and competitive developments.
In addition, from time to time we or our representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. We intend that these forward-looking statements be subject to the safe harbors created by the relevant provisions of the Securities Act and the Exchange Act.
These forward-looking statements are subject to various risks and uncertainties, including those related to:

•	our ability to successfully develop products;

•	rapid technological change in our markets;

•	anticipated sources of future revenues;

•	changes in demand for our future products;

•	our ability to raise capital in the future; and

•	the adequacy of our capital resources to fund our operations.
Other risks, uncertainties and factors, including those discussed under “Risk Factors” in this prospectus or in periodic reports that we file from time to time with the SEC and have incorporated by reference into the accompanying prospectus and this prospectus supplement could cause our actual results to differ materially from those projected in any forward-looking statements we make. We undertake no obligation to publicly update or revise

(ii)

any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will be accurate. In light of the significant uncertainties inherent in our forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

(iii)

OUR COMPANY
Wave reduces the complexity, cost and uncertainty of data protection and authentication by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the hardware security capabilities built directly into endpoint computing platforms themselves. Wave has been among the foremost experts on this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group (TCG).
The market for information security products and services is being driven by three key factors: the adoption of cloud computing; the mobilization of the workforce; and the "Bring Your Own Device" trend. Each of these factors pose significant new challenges for a company's Information Technology ("IT") department. This is resulting in increasing allocation of IT budget and resources to improve key security areas, such as user authentication and data protection. In many industries, such as Finance, Energy, and Healthcare, compliance requirements play a key role.
The increasing frequency and sophistication of cyberattacks against corporations mean that security is no longer purely the concern of IT. Senior level executives and board members are spending more time focused on security and risk. In 2014, major data breaches occurred at companies including Sony, J.P. Morgan Chase, Target, and Home Depot. In the public sector, hacks have occurred at the State Department, the White House, the U.S. Postal Service, and the National Oceanic and
Atmospheric Administration. These high profile attacks are leading many companies to question whether continuing with a software-only approach to security will provide them with sufficient protection.
Wave believes that software alone does not offer sufficient protection against cyberattack. Wave has been instrumental in the development of purpose-built hardware to enable secure cryptographic operations. In other words, security is not an afterthought addressed with a software download, but rather it is a capability embedded within the device itself. This approach is commonly referred to as "Trusted Computing".
Trusted Computing is widely supported across the PC industry. The TCG was formed in April 2003 by its promoting founders: AMD, HP, IBM, Intel, and Microsoft. Wave was initially invited to join the founding group as a contributing member. Since 2008, Wave has held a permanent seat on the TCG Board of Directors. Permanent members of the TCG Board of Directors provide guidance to the organization's work groups in the creation of specifications used to protect computing devices from attacks and to help prevent data loss and theft. Wave's status allows it to take a more active role in helping to develop, define and promote hardware-enabled trusted computing security technologies, including related hardware building blocks and software interfaces.
The TCG promotes a hardware-based trusted computing platform, which is a platform that uses a semiconductor device, known as a Trusted Platform Module ("TPM") that contains protected storage and performs protected activities allowing for the attestation of the state of the platform which provides the first level of trust for the computing platform (a "Trusted Platform"). The TPM is a hardware chip that is separate from the platform's main central processing unit(s) that enables secure protection of files and other digital secrets and performs critical security functions. While TPMs provide the anchor for hardware security, known as the "root of trust," trust is achieved by integrating the TPM within a carefully architected trust infrastructure and supporting the TPM with essential operational and lifecycle services, such as key management and credential authentication.
The TCG also promotes the use of self-encrypting drives ("SEDs"). SEDs are based on TCG specifications which enable integrated encryption and access control within the protected hardware of the disk drive. SEDs are designed to provide advanced data protection technology and they differ from software-based full disk encryption in that encryption takes place in hardware in a manner designed to provide robust security without slowing processing speeds. Because the drives can befactory-installed, these systems can be configured such that encryption is "always on" for the protection of proprietary information.

Wave was incorporated in Delaware under the name Indata Corp. on August 12, 1988. Wave changed its name to Cryptologics International, Inc. on December 4, 1989. Wave changed its name again to Wave Systems Corp. on January 22, 1993. Wave’s principal executive offices are located at 480 Pleasant Street, Lee, Massachusetts 01238 and Wave/s telephone number is (413) 243-1600.
RISK FACTORS
An investment in Wave’s Class A common stock is risky. Prior to making a decision about investing in Wave’s Class A common stock, you should carefully consider the specific risks discussed below, together with all of the other information contained in this prospectus or otherwise incorporated by reference in this prospectus. The risks and uncertainties described below and in Wave’s SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in this prospectus or Wave’s SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the value of Wave’s Class A common stock could decline, and you might lose all or part of your investment.
Our business, financial condition and results of operations may be adversely affected by economic and market conditions.
The U.S. and numerous other leading markets around the world continue to experience challenging economic conditions, and we believe meaningful risk remains of returned deterioration in economic conditions and of substantial and continuing financial market disruptions in certain large economies. Conditions in the global financial markets and economic and geopolitical conditions throughout the world are outside of our control and difficult to predict, being influenced by factors such as national and international political circumstances (including governmental instability, wars, terrorist acts or security operations), interest rates, market volatility, asset or market correlations, equity prices, availability of credit, inflation rates, economic uncertainty, changes in laws or regulation including as regards taxation, trade barriers, commodity prices, interest rates, currency exchange rates and controls. While many governments, including the U.S. federal government, have taken substantial steps to stabilize economic conditions in an effort to increase liquidity and capital availability, if economic conditions should weaken, the business environment in our principal markets would be adversely affected, which may negatively impact, among other things:

•	the continued growth and development of our business;

•	our liquidity;

•	our ability to raise capital and obtain financing; and

•	the price of our common stock.
We have a history of net losses and expect net losses will continue. If we continue to operate at a loss, our business will not be financially viable.
We have experienced significant losses and negative cash flow from operations since our inception. We have not realized a net operating profit in any quarter since we began our operations. Wave's revenue during the six-months ended June 30, 2015 was less than operating expenses as our products have not yet attained widespread commercial acceptance. As of June 30, 2015, we had an accumulated deficit of approximately $442.1 million and negative working capital of approximately $5.7 million. As noted below, based on our financial condition and limited liquidity resources, we are implementing a significant global restructuring and will require significant financing in the near term in order to continue our operations. Given the lack of widespread adoption of the technology for our products and services, there is little basis for evaluating the financial viability of our business and our long-term prospects. You should consider our prospects in light of the risks, expenses and difficulties that companies in development encounter, particularly companies in new and rapidly evolving markets such as digital security.
To achieve profitability we must, among other things:

•
continue to convince chip, personal computer motherboard, personal computer and computer peripheral manufacturers to license and distribute our products and services and/or make them available to their customers through their sales channels;

•	convince computer end users and enterprise computer customers to purchase our upgrade software and server products for trusted computing;

•	continue to maintain the necessary resources, especially talented software programmers;

•
continue to develop relationships with personal computer manufacturers, computer chip manufacturers and computer systems integrators to facilitate and to maximize acceptance of our products and services;

•	generate substantial revenue, complete one or more commercial or strategic transactions; and

•	raise additional capital to support our operations until we can generate sufficient revenues and cash flows.
If we do not succeed in these objectives we will not generate revenues or have sufficient operating capital, hence our business will not be sustainable.
We may be unable to raise or generate the additional financing or cash flow, which will be necessary to continue as a going concern for the next twelve months.
Since we began our operations we have incurred net losses and experienced significant negative cash flow from operations. This is due to the evolving nature of market development for our products and services and the digital security industry as a whole. Wave expects to continue to incur additional expenses associated with continued research and development and business development activities that will be necessary to commercialize our technology. We may be unable to raise or generate the additional financing or cash flow which will be necessary to continue as a going concern.
On July 28, 2015, Wave initiated a global restructuring of the Company's business in conjunction with a review of Wave's options for raising capital and pursuing customer transactions and other strategic alternatives. Wave's restructuring involved immediate steps to reduce the Company's global workforce by approximately 60% to a core team of employees spread across all functional areas. This core team was specifically selected to maintain critical competencies in all strategic technical, customer support, sales and administrative functions. The staffing reductions include a combination of terminations and furloughs, which will provide some flexibility to recall employees if circumstances require.
Wave will be required to sell shares of common stock, preferred stock, obtain debt financing or engage in a combination of these financing alternatives, to raise additional capital to continue to fund its operations. If Wave is not successful in executing its global restructuring and raising additional financing in the near term, it will be required to cease operations or pursue other alternatives. If Wave is able to raise additional financing, it will continue to explore strategic alternatives which could include additional capital raising transactions or a merger or other sale of Wave's business or assets. No assurance can be provided that any of these initiatives will be successful. Due to the foregoing, substantial doubt exists with respect to Wave's ability to continue as a going concern.
We do not know if additional financing will be available or that, if available, it will be available on favorable terms. If we issue additional shares of our stock our stockholders' ownership will be diluted and the shares issued may have rights, preferences or privileges senior to those of our common stock. In addition, if we pursue debt financing we will be required to pay interest costs. The failure to generate sufficient cash flow to fund our forecasted expenditures would require us to reduce our cash burn rate which would in turn impede our ability to achieve our business objectives. Even if we are successful in raising additional capital, uncertainty with respect to Wave's viability will continue until we are successful in achieving our objectives. Furthermore, although we may be successful at achieving our business objectives, a positive cash flow from operations may not ultimately be realized unless we are able to sell our products and services at a profit. Given the evolving nature of the markets for our products and services considerable uncertainty exists as to whether or not Wave's business model is viable. If we are not successful in generating sufficient cash flow or obtaining additional funding we may be unable to continue our operations, develop or enhance our products, take advantage of future opportunities or respond to competitive pressures. Due to our current cash position, our forecasted capital needs, the fact that we will require additional financing and uncertainty as to whether we will secure such financing, substantial doubt exists with respect to our ability to continue as a going concern.
 If our OEM customers fail to purchase our components or to sell sufficient quantities of their products incorporating our components or if our OEM customers’ sales timing and volume fluctuates, it may have an adverse effect on our results of operations.
In general, our ability to make sales to OEM customers depends on our ability to compete on price, delivery and quality. The timing and volume of these sales depend upon the sales levels and shipping schedules for the products into which our
OEM customers incorporate our products. Thus, even if we develop a successful component, our sales will not increase unless the product into which our component is incorporated is successful. If our OEM customers decide not to incorporate our products as components of their products or fail to sell a sufficient quantity of products incorporating our components, or if the OEM customers' sales timing and volume fluctuate, it may lead to a reduction in our sales and have an adverse effect on our results of operations.
Our market is in an evolving stage of development so we are unable to accurately ascertain the size and growth potential for revenue in such a market.
The market for our products and services is still developing and is continually evolving. As a result, substantial uncertainty exists with respect to the size of the market for these products and the level of capital that will be required to meet the evolving technical requirements of the marketplace.
Wave’s business model relies on an assumed market of tens of millions of units shipping with built-in security hardware. Because this market remains in an evolving stage of development, there is significant uncertainty with respect to the validity of the future size of the market.  If the market for computer systems that utilize our products and services does not grow to the extent necessary for us to realize our business plan, we may not be successful.
As this evolving market develops, significant capital will likely be required to fund the resources needed to meet the changing technological demands of the marketplace. There is uncertainty with respect to the level of capital that may be required to meet these changing technological demands. If the amount of capital resources needed exceeds our ability to obtain such capital, we may not be a viable enterprise.
Wave is not established in the industry so we may not be accepted as a supplier or service provider to the market.
 Wave's product offering represents a highly complex architecture designed to solve many of the security issues currently present with computer systems such as identity theft, fraudulent transactions, virus attacks, unauthorized access to restricted networks and other security problems that users of computer systems generally encounter. We are uncertain as to whether the marketplace will accept our solution to these security problems. We will not be successful if the market does not accept the value proposition that we perceive to be present in our products and services.
Although Wave has expended considerable resources in developing technology and products that utilize our technology and in business development activities in an attempt to drive the development of the hardware security market, we do not have a track record as a substantial supplier or service provider to consumers of computer systems. Therefore, uncertainty remains as to whether we will be accepted as a supplier to the enterprise and consumer markets which will likely be necessary for us to be a successful commercial enterprise.
Our products have not been accepted as industry standards which may slow their sales growth.
We believe platforms adopting integrated hardware security into the PC will become a significant standard feature in the overall PC marketplace. However, our technologies have not been accepted as industry standards. Standards for trusted computing are still evolving. To be successful, we must obtain acceptance of our technologies as industry standards, modify our products and services to meet whatever industry standards ultimately develop and/or adapt our products to be complementary to whatever these standards become. If we fail to do any of these, we will not be successful in commercializing our technology; and therefore, we will not generate sales to fund our operations and develop into a self-sustaining, profitable business.
If we do not keep up with technological changes our product development and business growth will suffer.
Because the market in which we operate is characterized by rapidly changing technology, changes in customer requirements, frequent new products, service introductions and enhancements and emerging industry standards, our success will depend upon, among other things, our ability to improve our products, develop and introduce new products and services that keep pace with technological developments, remain compatible with changing computer system platforms, respond to evolving customer requirements and achieve market acceptance on a timely and cost-effective basis. If we do not identify, develop, manufacture, market and support new products and deploy new services effectively and timely, our business will not grow, our financial results will suffer and we may not have the ability to remain in business.
We are subject to risks relating to potential security breaches of our software products.
Although we have implemented in our products various security mechanisms, our products and services may nevertheless be vulnerable to break-ins, piracy and similar disruptive problems caused by Internet users. Any of these disruptions would harm our business. Advances in computer capabilities, new discoveries in the field of security or other developments may result in a compromise or breach of the technology we use to protect products and information in electronic form. Computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through the computer systems of users of our products, which may result in significant liability to us and may also deter potential customers.
A party who is able to circumvent our security measures could misappropriate proprietary electronic content or cause interruptions in our operations and those of our strategic partners. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches. Our attempts to implement contracts that limit our liability to our customers, including liability arising from a failure of security features contained in our products and services, may not be enforceable. We currently do not have product liability insurance to protect against these risks. If the security of products or services is breached, our results of operations may be materially adversely affected by the liability resulting from the breach.
Competition and competing technologies may render some or all of our products non-competitive or obsolete.
An increasing number of market entrants have introduced or are developing products and services that compete with Wave's. Our competitors may be able to develop products and services that are more attractive to customers than our products and services. Many of our competitors and potential competitors have substantially greater financial, technical and marketing resources than we have. Also, many current and potential competitors have greater name recognition and larger customer bases that could be leveraged to enable them to gain market share or product acceptance to our detriment. Wave's potential competitors include security solutions providers such as WinMagic, RSA Security, Inc., Sophos, Symantec, McAfee, SafeNet, Softex, Entrust, Inc. and Absolute Software.
Other companies have developed or are developing technologies that are, or may become, the basis for competitive products in the field of security and electronic content distribution. Some of those technologies may have an approach or means of processing that is entirely different from ours. Existing or new competitors may develop products that are superior to ours or that otherwise achieve greater market acceptance than ours. Due to Wave's evolving stage and lower relative name recognition compared to many of our competitors and potential competitors, our competitive position in the marketplace is vulnerable.
We have a high dependence on relationships with strategic partners that must continue or our ability to successfully market our products will be impaired.
Due in large part to Wave’s lesser name recognition, we depend upon strategic partners such as large, well established personal computer and semiconductor manufacturers and computer systems’ integrators to adopt our products and services within the Trusted Computing marketplace. These companies may choose not to use our products and could develop or market products or technologies that compete directly with us. We cannot predict whether these third parties will commit the resources necessary to achieve broad-based commercial acceptance of our technology. Any delay in the use of our technology by these partners could impede or prohibit the commercial acceptance of our products. Although we have established some binding commitments from some of our strategic partners there can be no assurance that we will be able to enter into additional definitive agreements or that the terms of such agreements will be satisfactory. It will be necessary for Wave to expand upon our current business relationships with our partners, or form new ones, in order to sell more products and services for Wave to become a viable, self-sufficient enterprise.
Product defects or development delays may limit our ability to sell our products.
We may experience delays in the development of our new products and services and the added features and functionality to our existing products and services that our customers and prospective customers are demanding. If we are unable to successfully develop products that contain the features and functionality being demanded by these customers and prospective customers in a timely manner, we may lose business to our competitors. In addition, despite testing by us and potential customers, it is possible that our products may nevertheless contain defects. Development delays or defects could have a material adverse effect on our business if such defects and delays result in our inability to meet the market’s demand.
If we lose our key personnel, or fail to attract and retain additional personnel, we will be unable to continue to develop, market, sell and support our products and technology.
We believe that our near term success depends upon the continued service of our key technical personnel that were retained by the Company after the global restructuring. The Company is experiencing a high degree of financial uncertainty and is limited in its resources. There can be no assurance that our current employees will continue to work for us or that we will be able to hire any additional personnel necessary to sustain operations. We may not be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure of us to do so would have a material adverse effect on our business.
We have a limited ability to protect our intellectual property rights and others could infringe on or misappropriate our proprietary rights.
Our success depends, in part, on our ability to enjoy or obtain protection for our products and technologies under United States and foreign patent laws, copyright laws and other intellectual property laws and to preserve our trade secrets. We cannot assure you that any patent owned or licensed by us will provide us with adequate protection or will not be challenged, invalidated, infringed or circumvented.
We rely on trade secrets and proprietary know-how which we protect, in part, by confidentiality agreements with our employees and contract partners. However, our confidentiality agreements may be breached and we may not have adequate remedies for these breaches. Our trade secrets may become known or be independently discovered by competitors. We also rely on intellectual property laws to prevent the unauthorized duplication of our software and hardware products. However, intellectual property laws may not adequately protect our technology. We have registered various trademark and service mark registrations with the United States Patent and Trademark Office. Wave may apply for additional name and logo marks in the United States and foreign jurisdictions in the future, but we cannot be assured that registration of any of these trademarks will be granted.
We conduct a portion of our operations in the State of Israel and, therefore, political, economic and military instability in Israel and its region may adversely affect our business.
Safend's operations are located in the State of Israel which will constitute a material portion of our business. Accordingly, political, economic and military conditions in Israel and the surrounding region may affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has caused security and economic problems in Israel. Although Israel has entered into peace treaties with Egypt and Jordan, and various agreements with the Palestinian Authority, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians and others, since September 2000. The establishment in 2006 of a government in the Gaza Strip by representatives of the Hamas militant group has created heightened unrest and uncertainty in the region. In mid-2006, Israel engaged in an armed conflict with Hezbollah, a Shiite Islamist militia group based in Lebanon, and in June 2007, there was an escalation in violence in the Gaza Strip. From December 2008 through January 2009, Israel engaged in an armed conflict with Hamas, which involved missile strikes against civilian targets in various parts of Israel and which negatively affected business conditions in Israel. During July 2014, Israel was again engaged in an armed conflict with Hamas involving missile strikes against civilian targets in various parts of Israel which negatively affected business conditions in the region. Also, there continues to be great international concern in connection with Iran’s efforts to develop and enrich uranium which could lead to the development of nuclear weapons. Iran’s successful enrichment of uranium could significantly alter the geopolitical landscape in the Middle East, including the threat of international war, which could significantly impact business conditions in Israel.
Recent political uprisings, regime changes and social unrest in various countries in the Middle East and North Africa are affecting the political stability of those countries. This instability may lead to deterioration of the political relationships that exist between Israel and these countries and have raised new concerns regarding security in the region and the potential for armed conflict. Among other things, this instability may affect the global economy and marketplace through changes in oil and gas prices. Further escalation of tensions or violence might result in a significant downturn in the economic or financial condition of Israel, which could have a material adverse effect on our operations in Israel and the portion of our business related to our operations there.
Safend received Israeli government grants for certain of its research and development activities. The terms of these grants may require Safend to meet certain requirements in order to manufacture products and transfer technologies outside of Israel. Safend may be required to pay penalties in addition to repayment of the grants.  Such grants may be terminated or reduced in the future, which would increase our costs.
The research and development efforts of Safend have been financed, in part, through grants that Safend has received from the Israeli Office of the Chief Scientist, or OCS. Safend therefore must comply with the requirements of the Israeli Law for the
Encouragement of Industrial Research and Development, 1984, and related regulations, or the Research Law regarding the intellectual property and products generated by Safend. The terms of these grants and the Research Law restrict the transfer of know-how if such know-how is related to products, know-how and/or technologies which were developed using the OCS grants, and the transfer of manufacturing or manufacturing rights of such products, technologies and/or know-how outside of Israel without the prior approval, pursuant to the Research Law, of the appropriate authority of the OCS. Therefore, the discretionary approval of an OCS committee will be required for any transfer to third parties outside of Israel of rights related to certain of Safend's technologies which have been developed with OCS funding. Safend may not receive the required approvals should it wish to transfer this technology and/or development outside of Israel in the future. Safend did not receive any grants during the six-months ended June 30, 2015 and does not intend on applying for new grants in the future.
Furthermore, the OCS may impose certain conditions on any arrangement under which Safend transfers technology or development out of Israel. Overseas transfers of technology, manufacturing and/or development from OCS funded programs, even if approved by the OCS, may be subject to restrictions set forth in the Research Law. We cannot be certain that any approval of the OCS will be obtained on terms that are acceptable to us, or at all. If Safend fails to comply with the conditions imposed by the OCS, including the payment of royalties with respect to grants received, we may be required to refund any OCS payments previously received by Safend, together with interest and penalties, and may also be subject to criminal penalties.
Failure to comply with the Foreign Corrupt Practices Act (“FCPA”), and other similar anti-corruption laws, could subject us to penalties and damage our reputation.
We are subject to the FCPA, which generally prohibits U.S. companies and their intermediaries from making corrupt payments to foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment, and requires companies to maintain certain policies and procedures. Certain of the jurisdictions in which we conduct business are at a heightened risk for corruption, extortion, bribery, pay-offs, theft and other fraudulent practices. Under the FCPA, U.S. companies may be held liable for actions taken by their strategic or local partners or representatives. If we, or our intermediaries, fail to comply with the requirements of the FCPA, or similar laws of other countries, governmental authorities in the United States or elsewhere, as applicable, could seek to impose civil and/or criminal penalties, which could damage our reputation and have a material adverse effect on our business, financial condition and results of operations.
Regulation of international transactions may limit our ability to sell our products in foreign markets.
Most of our software products are controlled under various United States export control laws and regulations and may require export licenses for certain exports of the products and components outside of the United States and Canada. With respect to our software applications, we have applied for and received export classifications that allow us to export our products without a license and with no restrictions to any country throughout the world with the exception of Cuba, Iran, North Korea, Sudan and Syria.
Any new product offerings will be subject to review by the Bureau of Export Administration to determine what export classification they will receive. Enhancements to existing products may be subject to review by the Bureau of Export Administration to determine their export classification.  Some of our partners demand that our products be allowed to be exported without restrictions and/or reporting requirements. Current export regulations have, in part, allowed us to receive the desired classification without undue cost or effort. However, the export regulations may be modified at any time. Currently, we are allowed to export the products for which we have received classification in an unrestricted manner without a license. However, modifications to the export regulations could prevent us from exporting our existing and future products in an unrestricted manner without a license. Such modifications could also make it difficult to receive the desired classification. If export regulations were to be modified in such a way, we may be put at a competitive disadvantage with respect to selling our products internationally.
In addition, import and export regulations of encryption/decryption technology vary from country to country. We may be subject to different statutory or regulatory controls in different foreign jurisdictions, and as such, our technology may not be permitted in these foreign jurisdictions. Violations of foreign regulations or regulation of international transactions could prevent us from being able to sell our products in international markets. Our success depends in large part to having access to international markets.  A violation of foreign regulations could limit our access to such markets and have a negative effect on our results of operations.
Our stock price is volatile.
The price of our Class A Common Stock has been, and likely will continue to be, subject to wide fluctuations in response to a number of events and factors such as:

•	quarterly variations in operating results;

•	announcements of technological innovations, new products, acquisitions, capital commitments or strategic alliances by us or our competitors;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•	news reports relating to trends in our markets.
In addition, the stock market in general and the market prices for technology-related companies in particular have experienced significant price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our Class A Common Stock and any of our other securities for which a market develops regardless of our operating performance. Securities class action litigation has often been instituted against companies that have experienced periods of volatility in the market price for their securities. It is possible that we could become the target of additional litigation of this kind that would require substantial management attention and expense.  The diversion of management’s attention and capital resources could have a material adverse effect on our business.  In addition, any negative publicity or perceived negative publicity of any such litigation could have an adverse impact on our business.
Governmental regulation may slow our growth and decrease our profitability.
There are currently few laws or regulations that apply directly to the Internet. Because our business is dependent, in significant respect, on the Internet, the adoption of new local, state, national or international laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce which could decrease the demand for our products and services and increase our costs or otherwise have a material adverse effect on our business.
Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject us to additional state sales, use and income taxes.
If we make any acquisitions we will incur a variety of costs and may never realize the anticipated benefits.
If appropriate opportunities become available, we may attempt to acquire businesses, technologies, services or products that we believe are a strategic fit with our business. If we do undertake any transaction of this sort, the process of integrating an acquired business, technology, service or product may result in operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to certain intangible assets and increased operating expenses which could adversely affect our results of operations and financial condition.
If our common stock ceases to be listed for trading on the NASDAQ Capital Market, it may harm our stock price and make it more difficult to sell shares.

Our common stock is listed on the National Association of Securities Dealers Automated Quotations Capital Market ("NASDAQ"). In order to maintain our NASDAQ listing, NASDAQ Marketplace Rule 5550(a)(2) (the “Bid Price Rule”) requires that the bid price for our common stock not fall below $1.00 per share for a period of 30 consecutive trading days. On January 15, 2015, we received notification from the Listing Qualifications Department of the NASDAQ Stock Market indicating that our common stock is subject to potential delisting from the NASDAQ Capital Market because for a period of 30 consecutive business days, the bid price of our common stock closed below the minimum $1.00 per share requirement for continued inclusion under the Bid Price Rule. The NASDAQ notice indicated that, in accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), we were provided 180 calendar days, or until July 14, 2015, to regain compliance. We were unable to regain compliance with the Bid Price Rule during the initial180 calendar days and were not subject to the automatic 180 day extension due to the fact that we did not meet all other applicable standards for initial listing on the NASDAQ Capital Market with the exception of the Bid Price Rule. On September 16, 2015, we were granted an extension by NASDAQ to regain compliance with the minimum $1.00 per share requirement for continued inclusion under the Bid Price Rule until January 12, 2015. Our common shares will remain listed on NASDAQ pending the expiration of the extension granted by the NASDAQ Listing Qualifications Panel. There can be no assurance that the NASDAQ Listing Qualifications Panel will grant our request for continued listing on NASDAQ.
In addition to the Bid Price Rule, in order to remain listed on the NASDAQ Capital Market, we must also maintain compliance with all of the other required continued listing requirements of the NASDAQ Capital Market, including the $35 million market capitalization requirement. On August 11, 2015, The Company received notice from the NASDAQ Listings Qualifications Staff indicating that the Company no longer satisfies the minimum $35 million market value of listed securities requirement as required for continued listing on The NASDAQ Capital Market and set forth in NASDAQ Listing Rule 5550(b)(2) (the “Rule”). In accordance with the NASDAQ Listing Rules, the Company has been provided a grace period of 180 calendar days, through February 8, 2016, to evidence compliance with the Rule. In order to satisfy the Rule, the Company must evidence a market value of listed securities of at least $35 million for a minimum of 10 consecutive business days. The notice has no effect on the listing or trading of the Company’s common stock on The NASDAQ Capital Market during the 180 day grace period.
If our common stock ceases to be listed for trading on the NASDAQ Capital Market, we expect that our common stock would be traded on the Financial Industry Regulatory Authority’s Over-the-Counter Bulletin Board (OTC-BB). The level of trading activity of our common stock may decline if it is no longer listed on the NASDAQ Capital Market. If our common stock ceases to be listed for trading on the NASDAQ Capital Market for any reason, it may harm our stock price, increase the volatility of our stock price and make it more difficult to sell your shares of our common stock.
Our ability to raise capital may be limited by applicable laws and regulations.
Our ability to raise capital using a shelf registration statement may be limited by, among other things, current Securities and Exchange Commission (“SEC”) rules and regulations. Under current SEC rules and regulations, we must meet certain requirements to use a Form S−3 registration statement to raise capital without restriction as to the amount of the market value of securities sold thereunder. One such requirement is that the market value of our outstanding common stock held by non−affiliates, or public float, be at least $75.0 million as of a date within 60 days prior to the date of filing the Form S−3 (and the date of any Form 10-K filing thereafter, which is deemed a "re-evaluation date") . If we do not meet that requirement, then the aggregate market value of securities sold by us or on our behalf under the Form S−3 in any 12−month period is limited to an aggregate of one−third of our public float. Moreover, even if we meet the public float requirement at the time we file a Form S−3, SEC rules and regulations require that we periodically re−evaluate the value of our public float, and if, at a re−evaluation date, our public float is less than $75.0 million, we would become subject to the one−third of public float limitation described above. Based on our public float as of October 21, 2015 and the financing we have completed over the preceding 12-month periods, we are currently not eligible to complete primary offerings using Form S-3. Because our ability to utilize a Form S−3 registration statement for a primary offering of our securities is currently restricted, we would be required to conduct such an offering pursuant to an exemption from registration under the Securities

Act or under a Form S−1 registration statement and we would expect either of those alternatives to increase the cost of raising additional capital relative to utilizing a Form S−3 registration statement.
In addition, under current SEC rules and regulations, our common stock must be listed and registered on a national securities exchange in order to utilize a Form S−3 registration statement (i) for a primary offering, if our public float is not at least $75.0 million as of a date within 60 days prior to the date of filing the Form S−3, or a re−evaluation date, whichever is later, and (ii) to register the resale of our securities by persons other than us (i.e., a resale offering). While currently our common stock is listed on the NASDAQ, there can be no assurance that we will be able to maintain such listing. The NASDAQ reviews the appropriateness of continued listing of any issuer that falls below the exchange’s continued listing standards. Previously, including as recently as January 2015, we were not in compliance with certain NASDAQ continued listing standards and were at risk of having our common stock delisted from the NASDAQ. For additional information regarding this risk, see the risk factor above titled “If our common stock ceases to be listed for trading on the NASDAQ Capital Market, it may harm our stock price and make it more difficult to sell shares.”
Our ability to timely raise sufficient additional capital also may be limited by the NASDAQ’s stockholder approval requirements for transactions involving the issuance of our common stock or securities convertible into our common stock. For instance, the NASDAQ requires that we obtain stockholder approval of any transaction involving the sale, issuance or potential issuance by us of our common stock (or securities convertible into our common stock) at a price less than the greater of book or market value, which (together with sales by our officers, directors and principal stockholders) equals 20% or more of our then outstanding common stock (the “20% Cap”), unless the transaction is considered a “public offering” by the NASDAQ staff. Because the terms of the Convertible Bridge Instrument described herein includes a conversion rate that is subject to adjustment up to the 20% Cap (unless stockholder approval is granted for conversion in excess of the 20% Cap) that transaction may be aggregated with any offering we may propose in the future, restricting us from completing offerings that are not considered public offerings by the NASDAQ staff and that involve the sale, issuance or potential issuance by us of our common stock (or securities convertible into our common stock) at a price less than the greater of book or market value. The NASDAQ also requires that we obtain stockholder approval if the issuance or potential issuance of additional shares will be considered by the NASDAQ staff to result in a change of control of our company.
Obtaining stockholder approval is a costly and time-consuming process. If we are required to obtain stockholder approval for a potential transaction, we would expect to spend substantial additional money and resources. In addition, seeking stockholder approval would delay our receipt of otherwise available capital, which may materially and adversely affect our ability to execute our current business strategy, and there is no guarantee our stockholders ultimately would approve a proposed transaction. A public offering under the NASDAQ rules typically involves broadly announcing the proposed transaction, which often times has the effect of depressing the issuer’s stock price. Accordingly, the price at which we could sell our securities in a public offering may be less, and the dilution existing stockholders experience may in turn be greater, than if we were able to raise capital through other means.
USE OF PROCEEDS
We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders. All proceeds from the sale of shares of our Class A common stock in this offering will be for the accounts of the selling stockholders.
SELLING STOCKHOLDERS
The shares of our Class A common stock to which this prospectus relates are being registered for sale by the selling stockholders named below. We have registered the shares to permit the selling stockholders and certain of their transferees after the date of this prospectus to sell the shares when they deem appropriate. We refer to all of these possible sellers as the “selling stockholders” in this prospectus. The selling stockholders may sell all, a portion or none of their shares at any time.

The following table sets forth the maximum number of shares of Wave’s Class A common stock to be sold by the selling stockholders. The percentage of shares beneficially owned after the offering is based on 60,821,141 shares of Wave’s Class A common stock outstanding as of October 21, 2015. Except as otherwise indicated, each selling stockholder has sole voting and dispositive power with respect to such shares. We have prepared this table using information furnished to us by or on behalf of the selling stockholders.

Name of Beneficial Owner	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares that May be Sold Under this Prospectus	Number of Shares Beneficially Owned After Offering (assuming the sale of all shares that may be sold hereunder)	Percentage of Beneficial Ownership After Offering (assuming the sale of all shares that may be sold hereunder)
Anson Investments Master Fund, LP(1)	6,328,674(2)	5,369,095(3)	959,579(4)	1.6%
Apryl Waldman	805,365(5)	805,365(5)	0	0.0%
Kevin Gusinow	1,775,795(6)	1,610,729(7)	165,066(8)	0.3%
Pinz Capital International LP(9)	2,684,548(10)	2,684,548(10)	0	0.0%
Walton Rutherford	1,947,674(11)	1,342,274(12)	605,400(13)	1.0%
William J. Garner	536,910(14)	536,910(14)	0	0.0%
ZSP Capital LLC(15)	805,365(16)	805,365(16)	0	0.0%

(1)
Frigate Ventures LP (“Frigate”) and M5V Advisors Inc. (“M5V”) are co-investment managers of Anson Investments Master Fund, LP (“AIMF”) and have voting control and investment discretion over securities held by AIMF.  Bruce Winson is the sole Managing Member of Admiralty Advisors LLC, the General Partner of Frigate.  Moez Kassam and Adam Spears are the sole directors of M5V.  As a result, each of Mr. Winson, Mr. Kassam, Mr. Spears and Frigate and M5V may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by AIMF.

(2)
Includes (i) 4,869,095 shares of Class A common stock that can be issued pursuant to the Bridge Instrument and (ii) 1,459,579 shares of Class A common stock that are subject to warrants presently exercisable.

(3)	Includes (i) 4,869,095 shares of Class A common stock that can be issued pursuant to the Bridge Instrument and (ii) 500,000 shares of Class A common stock that can be issued pursuant to the warrants.

(4)	Represents shares of Class A common stock that are subject to warrants presently exercisable.

(5)	Includes (i) 730,365 shares of Class A common stock that can be issued pursuant to the Bridge Instrument and (ii) 75,000 shares of Class A common stock that can be issued pursuant to the warrants.

(6)
Includes (i) 1,460,729 shares of Class A common stock that can be issued pursuant to the Bridge Instrument, (ii) 165,066 shares of Class A common stock that are beneficially owned by such selling stockholder and (iii) 150,000 shares of Class A common stock that can be issued pursuant to warrants.

(7)	Includes (i) 1,460,729 shares of Class A common stock that can be issued pursuant to the Bridge Instrument and (ii) 150,000 shares of Class A common stock that can be issued pursuant to the warrants.

(8)	Represents shares of Class A common stock that are beneficially owned by such selling stockholder.

(9)	Pinz Capital Management LLC is the ultimate investment advisor for Pinz Capital International LP, and Matthew Pinz is the sole Managing Member of Pinz Capital Management LLC.

(10)	Includes (i) 2,434,548 shares of Class A common stock that can be issued pursuant to the Bridge Instrument and (ii) 250,000 shares of Class A common stock that can be issued pursuant to the warrants.

(11)
Includes (i) 1,217,274 shares of Class A common stock that can be issued pursuant to the Bridge Instrument, (ii) 590,000 shares of Class A common stock that are beneficially owned by such selling stockholder and (iii) 140,400 shares of Class A common stock that can be issued pursuant to warrants.

(12)	Includes (i) 1,217,274 shares of Class A common stock that can be issued pursuant to the Bridge Instrument and (ii) 125,000 shares of Class A common stock that can be issued pursuant to the warrants.

(13)	Includes (i) 590,000 shares of Class A common stock that are beneficially owned by such selling stockholders and (ii) 15,400 shares of Class A common stock that can be issued pursuant to warrants.

(14)	Includes (i) 486,910 shares of Class A common stock that can be issued pursuant to the Bridge Instrument and (ii) 50,000 shares of Class A common stock that can be issued pursuant to the warrants.

(15)	Matthew Pinz is the sole Managing Member of ZSP Capital LLC

(16)	Includes (i) 730,365 shares of Class A common stock that can be issued pursuant to the Bridge Instrument and (ii) 75,000 shares of Class A common stock that can be issued pursuant to the warrants.
Relationships between Selling Stockholders and Us
On September 23, 2015, Wave entered into a Convertible Bridge Instrument and Warrant Subscription Agreement (the “Instrument and Warrant Agreement”) with the selling stockholders pursuant to which Wave issued (i) a $490,000 unsecured bridge instrument (the “Bridge Instrument”) that is required to be repaid on or before December 24, 2015 with a repayment amount of $588,000 (the “Repayment Amount”) and (ii) warrants to purchase up to 1,225,000 shares of Wave’s Class A common stock at an exercise price of $0.18 per share. As discussed in more detail below, based on the registrant’s requirement under the Instrument and Warrant Agreement terms to register the maximum number of shares of Class A Common Stock that may be issued by the registrant upon a conversion of the Bridge Instrument without prior stockholder approval (taking into account potential adjustments to the conversion rate) which is 19.9% of our issued and outstanding common stock prior to the execution of the Instrument and Warrant Agreement. The Bridge Instrument and the warrants (including the shares issuable upon exercise of the warrants) were issued in a private placement, subject to customary registration rights pursuant to which Wave agreed to file a registration statement of which this prospectus is a part with the SEC to register the sale by the selling stockholders of the shares of Class A common stock that may be issued upon conversion of the Bridge Instrument and the exercise of the warrants issued pursuant to the Instrument and Warrant Agreement .
Under the terms of the Instrument and Warrant Agreement, if Wave fails to pay the Repayment Amount by the repayment date of December 24, 2015, holders may (but are not required to) elect to convert the bridge instrument into shares of our Class A common stock at a conversion rate based on the Repayment Amount divided by an amount equal to the lesser of $0.168 and 80% of Wave’s VWAP for the 5 trading day period prior to the date on which the conversion election is made; provided, that the Bridge Instrument issued pursuant to the Instrument and Warrant Agreement may not be converted into more than 19.9% of the outstanding common shares immediately preceding the transaction, unless a shareholder approval is obtained by Wave. For purposes of this prospectus, and based on the registrant’s requirement under the Instrument and Warrant Agreement terms to register the maximum number of shares of Class A Common Stock that may be issued by the registrant upon a conversion of the Bridge Instrument without prior stockholder approval, the Company has, in good faith, estimated that the Repayment Amount could be converted into 11,929,286 shares of Class A common stock (such amount being equal to 19.9% of our issued and outstanding common stock, rounded to the nearest whole share, prior to the execution of the Instrument and Warrant Agreement.) The warrants issued pursuant to the Instrument and Warrant Agreement are exercisable for 5 years beginning on the date that is the six month anniversary of the Instrument and Warrant Agreement.
.
DESCRIPTION OF CAPITAL STOCK
Following is a summary of the material terms of Wave’s capital stock, including its Class A common stock. The summary is not complete and should be read in conjunction with Wave’s Restated Certificate of Incorporation, as amended (“Restated Certificate of Incorporation”) and Restated By-Laws which are included as exhibits to the registration statement of which this prospectus forms a part.
Authorized and Outstanding Shares
Wave’s authorized capital stock consists of 150,000,000 shares of Class A common stock, $0.01 par value per share; 13,000,000 shares of Class B common stock, $0.01 par value per share; and 2,000,000 shares of preferred stock. Shares of Wave’s Class B common stock and preferred stock are not being offered pursuant to this prospectus.
As of October 21, 2015, a total of 60,821,141 shares of Wave’s Class A common stock and 8,885 shares of Wave’s Class B common stock were issued and outstanding. No shares of Wave’s preferred stock were issued and outstanding as of October 21, 2015.
In addition, as of October 21, 2015:

•	5,192,488 shares of Class A common stock were reserved for issuance upon the exercise of employee and director options outstanding;

•	1,164,883 shares of Class A common stock were reserved for issuance under existing option plans;

•	1,575,674 of Class A common stock were reserved for issuance under employee stock purchase plan; and

•	12,121,149 shares of Class A common stock were reserved for the exercise of warrants outstanding.
Common Stock
Wave’s Class A common stock and Class B common stock are equal in all respects except for voting rights, conversion rights and restrictions on transferability, as discussed more fully below.
Voting Rights
The voting powers, preferences and relative rights of the Class A common stock and the Class B common stock are identical in all respects, subject to the following provisions. Holders of Class A common stock have one vote per share on all matters submitted to a vote of the stockholders of Wave. Holders of Class B common stock have one vote per share on all matters submitted to a vote of the stockholders, except that holders of Class B common stock will have five votes per share on the following matters: (i) any election of directors where one or more directors has been nominated by any person or persons other than Wave’s board of directors or in the event of an “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other solicitation of proxies or consents by or on behalf of any person or persons other than Wave’s board of directors for the purpose of electing directors; and (ii) any vote on a merger, consolidation or reorganization of Wave or similar business combination or transaction, or any sale, lease, exchange or other disposition of all or substantially all of the assets of Wave to or with any other person, if the particular business combination or other transaction has not been recommended by Wave’s board of directors. In addition, holders of Class B common stock will have five votes per share on all matters submitted to a vote of the stockholders of Wave in the event that any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) acquires beneficial ownership of 20% or more of the outstanding voting securities of Wave (provided that this provision does not apply to any person who beneficially owns 3% or more of the outstanding voting securities at the time of the closing of our initial public offering or any group including any such person). No class of outstanding common stock alone is entitled to elect any directors. There is no cumulative voting with respect to the election of directors.
Under Wave’s Restated Certificate of Incorporation and the Delaware General Corporation Law, the holders of Class A common stock and Class B common stock are entitled to vote as separate classes with respect to any amendment to Wave’s Restated Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of any class, increase or decrease the par value of the shares of any class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect such class adversely.
Dividends
Holders of the Class A common stock and Class B common stock are entitled to receive ratably such dividends, if any, as are declared by Wave’s board of directors out of funds legally available for that purpose, provided, that dividends paid in shares of Class A common stock or Class B common stock shall be paid only as follows: shares of Class A common stock shall be paid only to holders of Class A common stock and shares of Class B common stock shall be paid only to holders of Class B common stock. Wave’s Restated Certificate of Incorporation provides that if there is any dividend, subdivision, combination or reclassification of either class of common stock, a proportionate dividend, subdivision, combination or reclassification of the other class of common stock shall simultaneously be made.
Conversion
The Class A common stock has no conversion rights. At the option of the holder, each share of Class B common stock is convertible at any time, and from time to time, into one share of Class A common stock.
Other Rights
Neither class of common stock contains preemptive or other rights of the holders to subscribe for additional shares. In the event of the liquidation, dissolution or winding up of Wave, holders of Class A common stock and Class B common stock are entitled to share ratably in all assets available for distribution to holders of common stock after payment in full of creditors. No shares of any class of common stock are subject to redemption or a sinking fund. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable.
Listing
Wave’s Class A common stock is listed on the NASDAQ Capital Market under the trading symbol “WAVX.”
Transfer Agent and Registrar

The transfer agent and registrar for Wave’s common stock is American Stock Transfer and Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219 and the telephone number is (718) 921-8210.
Preferred Stock
Pursuant to Wave’s Restated Certificate of Incorporation, Wave’s board of directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock, in one or more series. Wave’s board of directors is authorized to fix or alter from time to time the designation, powers, preferences and rights of the shares of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, as well as the qualifications, limitations or restrictions of any unissued series of preferred stock. Wave’s board of directors may also establish from time to time the number of shares constituting any series of preferred stock, and increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of any series then outstanding.
The General Corporation Law of the State of Delaware, the state of Wave’s incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right would be in addition to any voting rights that may be provided for in the applicable certificate of designation.
Anti-Takeover Provisions
Anti-takeover Effects of Provisions of our Restated Certificate of Incorporation and Restated By-laws and of Delaware Law
Certain provisions of Wave’s charter documents and Delaware law could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of Wave’s common stock.
Restated Certificate of Incorporation and Restated By-laws
Wave’s Restated By-laws provide for an advance notice procedure for stockholder proposals to be considered at annual meetings of stockholders, such as the nomination, other than by or at the direction of Wave’s board of directors, of candidates for election as directors. In addition, under Wave’s Restated By-laws newly created directorships resulting from any increase in the number of directors (which may be undertaken by action of a majority of the board of directors) or any vacancies in the board of directors resulting from death, resignation, removal (which may be undertaken by action of a majority of the board of directors) or otherwise, may be filled by the remaining director or directors. Provisions of Wave’s Restated By-laws may be amended by the board of directors without the approval of Wave’s shareholders. Wave’s Restated Certificate of Incorporation provides that Wave’s board of directors may provide for the issuance of preferred stock in one or more series with distinctive serial designations, rights, preferences, and limitations of the shares of each such series as the board of directors determines. Wave’s board of directors could designate and issue preferred stock in a manner that could adversely affect voting or other rights of Wave’s common stock. As described above, shares of Wave’s Class B common Stock have special voting rights with respect to mergers and certain other transactions that could result in a change in control of Wave. The foregoing provisions could be used to deter or delay certain transactions involving an actual or potential change in control of Wave.
Delaware Takeover Statute
Section 203 of the Delaware General Corporation Law generally prohibits a publicly-held Delaware corporation from engaging in an acquisition, asset sale or other transaction resulting in a financial benefit to any person who, together with affiliates and associates, owns, or within three years did own, 15.0% or more of a corporation’s voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person becomes an owner of 15.0% or more of the corporation’s voting stock, unless the business combination is approved in a prescribed manner. The statute could prohibit, delay, defer or prevent a change in control with respect to Wave.
PLAN OF DISTRIBUTION
Wave is registering the Class A common stock covered by this prospectus to permit selling stockholders to conduct public secondary trading of such Class A common stock from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the Class A common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the Class A common stock will be the purchase price of the Class A common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of Class A common stock to be made directly or through agents.
Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.
Broker‑dealers engaged by the selling stockholders may arrange for other brokers‑dealers to participate in sales. Broker‑dealers may receive commissions or discounts from the selling stockholders (or, if any broker‑dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed Wave that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
Wave is required to pay certain fees and expenses incurred by Wave incident to the registration of the securities. Wave has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for Wave to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act.
LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for Wave by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS
The consolidated financial statements of Wave Systems Corp. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2014 consolidated financial statements contains an explanatory paragraph that states that Wave Systems Corp. has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
WHERE YOU CAN FIND MORE INFORMATION
Wave is subject to the periodic filing requirements of the Exchange Act. Further to Wave’s obligations under the Exchange Act, Wave files reports, proxy and information statements and other information with the SEC. These reports, proxy and information statements and other information may be inspected and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation for the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (including Wave). The address of this site is http://www.sec.gov. Wave makes available, free of charge on its website, www.wave.com, certain corporate governance materials and, by means of a link to www.nasdaq.com, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Please note that any references to www.wave.com in the registration statement and this prospectus are inactive textual references only and that the information contained in Wave’s website is neither incorporated by reference into this registration statement or prospectus nor intended to be used in connection with this offering.
As stated previously, Wave’s Class A common stock is traded on the Nasdaq Capital Market. Material filed by Wave can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows Wave to incorporate into this prospectus information Wave files with the SEC in other documents. The information incorporated by reference is considered to be part of this prospectus and information Wave files with the SEC after the date of this prospectus will automatically update and supersede this information. Wave incorporates by reference the documents listed below and any future filings made with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until all of the securities that are part of this offering have been sold. Wave also incorporates by reference herein any information it files with the SEC under Section 13(a), 13(c), 14 or 15(d) after the date of the filing of this registration statement and prior to the effectiveness of this registration statement. The documents Wave has incorporated by reference are:

•	Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 9, 2015;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 filed with the SEC on May 1, 2013 and August 14, 2015, respectively;

•
Current Reports on Form 8-K filed with the SEC on January 20, 2015, January 30, 2015; February 25, 2015; March 3, 2015; April 30, 2015; May 27, 2015; June 19, 2015; July 20, 2015; July 29, 2015; August 12, 2015; September 29, 2015; and October 2, 2015;

•	The description of Wave’s common stock contained in its Registration Statement on Form 8-A; and

•	Wave’s definitive proxy statement on Schedule 14A filed with the SEC on April 30, 2015.
Notwithstanding the above, information that is “furnished” to the SEC shall not be incorporated by reference or deemed to be incorporated by reference into this prospectus or the related registration statement.
Wave will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made in writing or telephoning the Company’s Secretary at Wave Systems Corp., 480 Pleasant Street, Lee, Massachusetts 01238, (413) 243-1600.

WAVE SYSTEMS CORP.

13,154,286 Shares
Class A Common Stock

Prospectus

The date of this prospectus is , 2015.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following statement sets forth the expenses and costs expected to be incurred by us in connection with the distribution of Wave’s Class A common stock being registered in this registration statement. The selling stockholders will not bear any portion of such expenses. All amounts other than the SEC registration fee are estimates.

SEC registration fee	$198.70
Printing fees and expenses	-0-
Legal fees and expenses	20,000.00
Accounting and auditor fees and expenses	15,000.00
Miscellaneous	-0-
Total	$35,198.70

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein. Wave’s Restated Certificate of Incorporation and Restated By-laws provide for indemnification of its officers and directors and certain other persons against liabilities and expenses incurred by any of them to the fullest extent authorized by the Delaware General Corporation Law.
The Restated Certificate of Incorporation authorizes Wave to obligate itself to indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other matters to the fullest extent provided by Section 145 of the Delaware General Corporation Law. In addition, the Restated Certificate of Incorporation states that a director shall not be personally liable to Wave or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Wave or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director, in addition to the limitations on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.
The Restated By-laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of Wave shall be indemnified and held harmless by Wave to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. If a claim is not paid in full by Wave within sixty days after a written claim has been received, the claimant may at any time thereafter bring suit against Wave to recover the unpaid amount of the claim.
We have obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.

Item 16. EXHIBITS.

Exhibit No.	Description of Exhibit
3.1*	Restated Certificate of Incorporation of Wave, as amended (incorporated by reference to Exhibit 3.1 of Wave’s Quarterly Report on Form 10-Q, filed on August 9, 2006, File No. 0-24752).
3.2*	Restated Bylaws of Wave as amended on April 24, 2015 (incorporated by reference to Exhibit 3.1 of Wave's Current Report on Form 8-K, filed April 30, 2015, File # 0-24752)
4.1*	Form of Stock Certificate of Class A Common Stock (incorporated by reference to Exhibit 4.1 of Wave’s Registration Statement on Form S-1, File No. 33-75286).
4.2*	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 of Wave’s Current Report on Form 8-K, filed on September 29, 2015, File No. 0-24752).
4.3*	Form of Bridge Instrument issued to selling stockholders (incorporated by reference to Exhibit 4.2 of Wave’s Current Report on Form 8-K, filed on September 29, 2015, File No. 0-24752).
4.4*	Form of Warrant issued to selling stockholders (incorporated by reference to Exhibit 4.3 of Wave’s Current Report on Form 8-K, filed on September 29, 2015, File No. 0-24752).
5.1	Opinion of Willkie Farr & Gallagher LLP with respect to the legality of the shares being offered (1).
23.1	Consent of Willkie Farr & Gallagher LLP (included as part of Exhibit 5.1 hereto).
23.2	Consent of KPMG LLP, independent registered public accounting firm (1).
24.1	Power of Attorney (included on the signature page hereto).

*    Incorporated by reference.
(1)    Filed herewith.
Item 17. UNDERTAKINGS.
The undersigned Registrant hereby undertakes:
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act to any purchaser:
(A)    Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the Registrant and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
That, for the purpose of determining liability of a Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and
(iv)Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.
That, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each Registrant pursuant to the provisions described in “Indemnification of Directors and Officers” above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lee, Commonwealth of Massachusetts, on the 23rd day of October, 2015.

WAVE SYSTEMS CORP.

By:     /s/ WILLIAM M. SOLMS
    Name: William M. Solms
    Title: President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William M. Solms, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ WILLIAM M. SOLMS William M. Solms	President, Chief Executive Officer and Director (Principal Executive Officer)	October 23, 2015
/s/ DAVID CÔTÉ David Côté	Director	October 23, 2015
/s/ NOLAN BUSHNELL Nolan Bushnell	Director	October 23, 2015
/s/ R. STEPHEN CHEHEYL R. Stephen Cheheyl	Director	October 23, 2015
/s/ LORRAINE HARITON Lorraine Hariton	Director	October 23, 2015
/s/ WALTER A. SHEPHARD Walter A. Shephard	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer and Duly Authorized Officer of the Registrant	October 23, 2015

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1*	Restated Certificate of Incorporation of Wave, as amended (incorporated by reference to Exhibit 3.1 of Wave’s Quarterly Report on Form 10-Q, filed on August 9, 2006, File No. 0-24752).
3.2*	Restated Bylaws of Wave as amended on April 24, 2015 (incorporated by reference to Exhibit 3.1 of Wave's Current Report on Form 8-K, filed April 30, 2015, File # 0-24752)
4.1*	Form of Stock Certificate of Class A Common Stock (incorporated by reference to Exhibit 4.1 of Wave’s Registration Statement on Form S-1, File No. 33-75286).
4.2*	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 of Wave’s Current Report on Form 8-K, filed on September 29, 2015, File No. 0-24752).
4.3*	Form of Bridge Instrument issued to selling stockholders (incorporated by reference to Exhibit 4.2 of Wave’s Current Report on Form 8-K, filed on September 29, 2015, File No. 0-24752).
4.4*	Form of Warrant issued to selling stockholders (incorporated by reference to Exhibit 4.3 of Wave’s Current Report on Form 8-K, filed on September 29, 2015, File No. 0-24752).
5.1	Opinion of Willkie Farr & Gallagher LLP with respect to the legality of the shares being offered (1).
23.1	Consent of Willkie Farr & Gallagher LLP (included as part of Exhibit 5.1 hereto).
23.2	Consent of KPMG LLP, independent registered public accounting firm (1).
24.1	Power of Attorney (included on the signature page hereto).
3.1*	Restated Certificate of Incorporation of Wave, as amended (incorporated by reference to Exhibit 3.1 of Wave’s Quarterly Report on Form 10-Q, filed on August 9, 2006, File No. 0-24752).

*	Incorporated by reference.

(1)	Filed herewith.